Hologic, Inc. Announces Note Offering

BEDFORD, Mass., July 11, 2012 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX) announced today that it has launched marketing for $750 million aggregate principal amount of its senior notes due 2020 (the "Notes"), in a private offering expected to close concurrently with the completion of Hologic's acquisition of Gen-Probe Incorporated (NASDAQ: GPRO), which, subject to the satisfaction of certain customary closing conditions, including obtaining the approval of Gen-Probe's stockholders, is expected to close on or about August 1, 2012.

The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Hologic intends to use the net proceeds of the offering to fund a portion of the purchase price for its acquisition of Gen-Probe. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Forward-Looking Statement Disclaimer:
This News Release contains forward-looking information that involves risks and uncertainties, including statements about Hologic's plans, objectives, expectations and intentions. Such statements include, without limitation, the Company's intention to issue the Notes in a private placement pursuant to Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of Hologic to consummate the proposed acquisition of Gen-Probe Incorporated in a timely manner or at all; satisfaction of the conditions precedent to consummation of the proposed acquisition, including the ability to secure foreign anti-trust approvals in a timely manner or at all, and approval by Gen-Probe's stockholders; uncertainties relating to litigation, including pending and future Gen-Probe shareholder lawsuits related to the proposed acquisition; and the successful completion of all the other anticipated financing arrangements for the acquisition including the completion and funding of Hologic's proposed senior secured credit facilities for the Gen-Probe acquisition. The offering and issuance of the notes may also be adversely affected by prevailing credit markets, which have been subject to significant volatility, or adverse changes to Hologic's business or prospects. Hologic cannot assure it will complete the issuance of the Notes on favorable terms, if at all. The risks included above are not exhaustive. Other factors that could adversely affect the combined company's business and prospects are described in the filings made by Hologic with the SEC. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Hologic Investor Contact:
Deborah R. Gordon
Vice President, Investor Relations
(781) 999-7716
Deborah.Gordon@hologic.com

Hologic Media Contact:
Joele Frank / Andrew Siegel / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449